Exhibit 10.12

ETSY, INC.

SEVERANCE PLAN

(Effective as of the IPO Date)

The Etsy, Inc. (the “Company”) Severance Plan (the “Plan”) is designed to provide separation pay and benefits to Participants who satisfy the requirements of the Plan and whose employment is terminated in a Qualifying Termination.

This Plan is governed by the laws of the State of Delaware.

I.	ELIGIBILITY FOR BENEFITS

1.	Participation

A. The Company’s Board of Directors (the “Board”) or its Compensation Committee (the “Committee”) will select the Company executives who are eligible to participate in the Plan. The Plan Administrator (as defined below) will deliver a notice to each such executive, substantially in the form attached hereto as the “Participation Notice”, informing the executive that he or she is eligible to participate in the Plan. Each executive of the Company who receives a Participation Notice is a “Participant” in the Plan.

2.	Conditions

A. In order to receive Severance Benefits under the Plan, the Participant must (i) experience a Qualifying Termination; (ii) execute, and not revoke, a general release of all claims (the “Release”) in the form provided by the Company in accordance with the terms of this Section I(2)(A); (iii) return all Company Property to the Company; and (iv) comply with all agreements between the Company and the Participant relating to confidentiality, non-competition, non-solicitation and non-interference. The Company shall deliver the Release to the Participant within 30 days after his or her Qualifying Termination occurs. The Release will specify how much time such Participant has to sign it and whether there is a revocation period; provided, however, that the deadline for execution of the Release will in no event be later than 50 days after the Participant’s Qualifying Termination and the Release must become effective by the 60th day after the Participant’s Qualifying Termination. If the Release has not been signed by the Participant and become effective by the 60th day after the Participant’s Qualifying Termination, then the Participant will cease to be eligible for benefits under this Plan.

B. In addition to the conditions in Section I(2)(A), a Participant shall not be entitled to Severance Benefits under the Plan unless and until such Participant has entered into the Company’s standard form of Employee Proprietary Information and Inventions Agreement or any similar or successor document.

C. If a Participant has not substantially complied with the material terms of all material agreements between the Company and the Participant, the Plan Administrator may deny and/or discontinue the payment of the Participant’s Severance Benefits and may require the Participant to repay any portion of the Severance Benefits already received under the Plan if, after the Company provides written notice of such noncompliance and repayment obligation to the Participant and the Participant fails to cure such noncompliance (if capable of being cured) within ten (10) days after receipt of such notice. If the Plan Administrator notifies a Participant that repayment of all or any portion of the Severance Benefits received under the Plan is required, such amounts shall be repaid within thirty (30) calendar days of the date the written notice is sent. Repayment of cash amounts shall be in the form of a cash reimbursement to the Company of amounts previously paid, and repayment of any accelerated vesting shall be made in the form of a cash payment to the Company equal to the amount of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards triggered under the Plan (and, in either case, repayment can be made by offsetting the amount to be recouped from any compensation otherwise owed by the Company to the Participant, to the extent permissible under applicable law). Any remedy under this subsection (C) shall be in addition to, and not in place of, any other remedy, including injunctive relief, that the Company may have.

II.	HOW THE PLAN WORKS

1.	Severance Benefits

If a Participant is subject to a Qualifying Termination and the Participant signs and does not revoke (to the extent permitted by law) a Release in accordance with Section I(2)(A), the Company will provide the following Severance Benefits, subject to the terms of the Plan:

A. An amount equal to (x) the Participant’s Monthly Base Salary times (y) the number of months in the Severance Period, payable in equal installments on the Company’s regular payroll dates from the Qualifying Termination through the number of months in the Severance Period. Such payments shall commence within 60 days after the date of the Qualifying Termination and the first such payment shall include any unpaid amounts accrued from the date of the Participant’s Qualifying Termination. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.

B. If the Participant (x) was a participant in the Company’s group health insurance plans (major medical, dental and vision) on the date of such Participant’s Qualifying Termination and (y) timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (together with any state law of similar effect, “COBRA”), the Company will pay the full amount of the Participant’s COBRA premiums, or will provide coverage under such group health insurance plans, on behalf of the Participant and the Participant’s eligible dependents, in any such case as and when such premiums or coverage amounts would be due if paid for by the Participant, until the earliest to occur of (i) the end of the number of months in the COBRA Period, (ii) the expiration of the Participant’s eligibility for the continuation coverage under COBRA, and (iii) the date when the Participant becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the date of the Qualifying Termination through the earliest to occur of the dates set forth in clause (i) through (iii), the “COBRA Payment Period”). These payments will be subject to applicable tax withholdings, including as necessary to avoid a violation of, or penalties under, the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care

Act, as amended by the 2010 Health Care and Education Reconciliation Act). On the 60th day following the Qualifying Termination, the Company will make the first payment under this paragraph equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the date of the Qualifying Termination, with the balance of the payments paid thereafter on the original schedule. In all cases, if the Participant becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Payment Period, the Participant must immediately notify the Company of such event, and all payments and obligations under this paragraph will cease. Any insurance premiums that are paid by the Company will not include any amounts payable by the Participant under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Participant.

Payments made under this Plan shall not be treated as “compensation” for purposes of any 401(k) plan of the Company or a parent or subsidiary of the Company. A Participant will also receive his or her unpaid salary through his or her termination date and a lump sum payment for all accrued and unused vacation (through the termination date) in a final paycheck provided on his or her last day of work.

The Severance Benefits under this Section II(1)(B) shall be paid from the general assets of the Company.

2.	Sections 409A and 457A

Severance payments and benefits under the Plan are intended to be exempt from the application of Section 409A of the Code and any state law of similar effect, and the Plan will be construed to the greatest extent possible consistent with such intent. In particular, severance payments are intended to be exempt from the application of Section 409A of the Code pursuant to Treasury Regulation 1.409A-1(b)(4) (as a short-term deferral) and alternatively pursuant to Treasury Regulation 1.409A-1(b)(9)(iii) (to the extent of the dollar limitation set forth therein). To the extent not so exempt, the Plan will be construed to comply with the requirements of Section 409A of the Code so that none of the payments or benefits hereunder will be subject to additional tax imposed under Section 409A of the Code. For purposes of Section 409A of the Code, a Participant’s right to receive a series of installment payments under the Plan will be treated as a right to receive a series of separate payments. Severance payments and benefits under the Plan are also intended to be exempt from the application of Section 457A of the Code and will be construed to the greatest extent possible consistent with such intent.

Notwithstanding anything in the Plan to the contrary, if the Company determines that a Participant is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder when his or her Qualifying Termination occurs, then to the extent that any payments or benefits to which a Participant becomes entitled under the Plan in connection with a Qualifying Termination constitute “deferred compensation” subject to Section 409A of the Code, such payments shall not be paid, or, in the case of installments, shall not commence until expiration of the six-month period measured from the Participant’s Qualifying Termination or the date of the Participant’s death, but only to the extent necessary to avoid the additional tax imposed by Section 409A of the Code. The severance payments or benefits that otherwise would have been made during such deferral period shall be paid in a lump sum on the first day following expiration of the deferral period.

III.	Definitions

Cause shall mean a Participant’s (a) unauthorized use or disclosure of the Company’s confidential information or trade secrets, (b) breach of any material terms of any material agreement between the Participant and the Company, (c) material failure to comply with the Company’s written policies or rules, (d) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) gross negligence or willful misconduct in the scope of the Participant’s employment, (f) continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors or (g) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Participant’s cooperation.

COBRA Period shall mean the COBRA Period set forth in a Participant’s Participation Notice.

Code shall mean the Internal Revenue Code of 1986, as amended.

Company shall mean Etsy, Inc., a Delaware corporation, and any successor thereto.

Company Property shall mean all material paper and electronic Company documents (and all copies, reproductions or summaries thereof) created and/or received by the Participant during the Participant’s period of employment with the Company and other material Company materials and property (including without limitation, Company laptop computers and mobile devices), that the Participant has in the Participant’s possession or control, including, without limitation, materials of any kind that contain or embody any proprietary or confidential information of the Company (and all copies, reproductions or summaries thereof, in whole or in part). For the avoidance of doubt, Company Property does not include the Participant’s personal copies of documents evidencing the Participant’s hire, termination, compensation, benefits and stock options and any other documentation received as a stockholder of the Company.

IPO Date shall mean the effective date of the registration statement filed by the Company with the Securities and Exchange Commission for its initial offering of common stock to the public.

Monthly Base Salary shall mean the Participant’s monthly base salary at the rate in effect immediately prior to the date of the Participant’s Qualifying Termination, and does not include, for example, bonuses, overtime compensation, incentive pay, sales commissions or expense allowances.

Plan Administrator shall mean the individual(s) appointed by the Board (or Committee) to administer the terms of the Plan as set forth herein, and if no individual is appointed to serve as the Plan Administrator, the Plan Administrator shall be the senior-most human resources employee of the Company. Notwithstanding the preceding sentence, in the event the Plan Administrator is entitled to Severance Benefits under the Plan, the Board or its delegate shall act as the Plan Administrator for purposes of administering the terms of the Plan with respect to the Plan Administrator. The Plan Administrator may delegate all or any portion of its authority under the Plan to any other person(s).

Qualifying Termination shall mean (i) a Separation initiated by the Company (or parent or subsidiary employing the Participant) for any reason other than Cause and (ii) for a Participant who is a Senior Vice President of the Company or above, the Participant’s voluntary resignation following (a) a material diminution in the Participant’s authority, duties or responsibilities, (b) a material reduction in the Participant’s base compensation, (c) a material change in the geographic location at which the Participant must perform services for the Company or (d) any other action or inaction that constitutes a material breach by the Company (or parent or subsidiary employing the Participant) of a material term of the employment agreement or offer letter under which the Participant provides services (if any). For a Participant to receive the benefits under this Plan as a result of a voluntary resignation under the preceding sentence, all of the following requirements must be satisfied: (1) the Participant must provide notice to the Company of his or her intent to assert a Qualifying Termination under Clause (ii) of the preceding sentence within 90 days of the initial existence of one or more of the conditions set forth in clause (ii) of the preceding sentence; (2) the Company (or parent or subsidiary employing the Participant) will have 30 days from the date of such notice to remedy the condition and, if it does so, the Participant may withdraw his or her resignation or may resign with no Plan benefits; and (3) any termination of employment under clause (ii) of the preceding sentence must occur within one hundred twenty-five (125) days after the initial existence of one or more of the conditions set forth in such clause (ii). Should the Company (or parent or subsidiary employing the Participant) remedy the condition as set forth in clause (ii) above and then one or more of the conditions arises again, the Participant may assert clause (ii) above again, subject to all of the conditions set forth herein.

Separation shall mean a “separation from service” as defined in the regulations under Section 409A of the Code.

Severance Benefits shall mean the payments and benefits that a Participant is eligible to receive under Section II of the Plan.

Severance Period shall mean the severance period set forth in a Participant’s Participation Notice.

IV.	MISCELLANEOUS

1.	Plan Administration. The Plan Administrator has full discretionary authority to administer and interpret the Plan, including discretionary authority to determine eligibility for benefits under the Plan and the amount of benefits (if any) payable per Participant. Any determination by the Plan Administrator will be final and conclusive upon all persons.

2.	Benefits. The Company is not required to establish a trust to fund the Plan. The benefits provided under this Plan are not assignable and may be conditioned upon the Participant’s compliance with the Release of claims signed by the Participant and any confidentiality agreement and/or proprietary information and invention assignment agreement between the Company and the Participant.

3.	Indebtedness of Participants. If a Participant is indebted to the Company on the effective date of the Participant’s Qualifying Termination, the Company reserves the right to offset the payment of any benefits under the Plan by the amount of such indebtedness. Such offset will be made in accordance with all applicable laws. The Participant’s execution of the Participation Notice constitutes knowing written consent to the foregoing.

4.	Plan Terms. This Plan supersedes any and all prior separation, severance and salary continuation arrangements, programs and plans that were previously offered by the Company, either orally or in writing, for which a Participant was eligible, but excluding the Company’s Change in Control Severance Plan. In no event shall a Participant receive cash severance benefits under this Plan and under any other Plan, program or arrangement.

5.	Plan Amendment or Termination. If not earlier terminated pursuant to the terms of this Section (IV)(5), the Plan shall terminate on the third anniversary of the date of its adoption (the “Expiration”). The Company, acting through its Board or its Compensation Committee, reserves the right to terminate or amend the Plan at any time and in any manner, subject to this Section (IV)(5). Any termination (including an Expiration) or amendment of the Plan may be made effective immediately with respect to any benefits not yet paid, whether or not prior notice of such amendment or termination has been given to affected employees; however, no termination (including an Expiration) or amendment that negatively impacts the rights or potential benefits of a Participant shall be effective upon a Participant who has been subject to a Qualifying Termination prior to or within two months after the effective date of such termination or amendment.

6.	Taxes. All payments and benefits under the Plan will be subject to all applicable deductions and withholdings, including, without limitation, obligations to withhold for federal, state, provincial, foreign and local income and employment taxes. By becoming a Participant in the Plan, the Participant agrees to review with Participant’s own tax advisors the federal, state, provincial, local, and foreign tax consequences of participation in the Plan. The Participant will rely solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) will be responsible for the Participant’s own tax liability that may arise as a result of becoming a Participant in the Plan.

7.	No Right to Employment. This Plan does not provide you with any right to continue employment with the Company (or any parent or subsidiary) or affect the Company’s right (or the right of any parent or subsidiary employing a Participant), which right is hereby expressly reserved, to terminate the employment of any individual at any time for any reason with or without cause.

ETSY, INC.

SEVERANCE PLAN

PARTICIPATION NOTICE

To:
Date:

You have been designated as eligible to participate in the Etsy, Inc. Severance Plan (the “Plan”). A copy of the Plan document is attached to this Participation Notice. The terms and conditions of your participation in the Plan are as set forth in the Plan document and this Participation Notice.

Severance Period: months
COBRA Period: months

Please return to the Company a copy of this Participation Notice signed by you and retain a copy of this Participation Notice, along with the Plan document and related materials, for your records.

I acknowledge and agree that the Severance Plan and the Severance Benefits (as defined in the Plan) to which I am entitled pursuant to the Plan and this Participation Notice supersede any and all prior separation, severance and salary continuation arrangements, programs and plans that were previously offered to me by the Company, either orally or in writing, other than the Company’s Change in Control Severance Plan.

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